UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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MENTOR GRAPHICS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2010 PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

to be held at

Corporate Headquarters

8005 S.W. Boeckman Road

Wilsonville, Oregon

on July 1, 2010, at 5 p.m.

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

We look forward to hearing from you and greatly appreciate your continued interest in Mentor Graphics Corporation.

Sincerely,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

July 1, 2010

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Thursday, July 1, 2010 at 5:00 p.m., Pacific Daylight Time, at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To amend Article III of the Company’s 1987 Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000;

3.	To approve the Company’s 2010 Omnibus Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2011; and

5.	To transact any other business that may properly come before the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

Only shareholders of record at the close of business on May 3, 2010 are entitled to notice of and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JULY 1, 2010:

The Notice of Annual Meeting, the Proxy Statement and the Annual Report/Form 10-K are available at www.mentor.com/company/investor_relations/filings/index.cfm

Sincerely,

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

June 3, 2010

Mailed to Shareholders on

or about June 3, 2010

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor Graphics” or “Company”) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, July 1, 2010 at 5:00 p.m., Pacific Daylight Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $9,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mail, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

A copy of the Company’s Annual Report/Form 10-K is available online at http://www.mentor.com/company/investor_relations/filings. Upon written request to the Corporate Secretary and without charge, the Company will provide a copy of the Company’s Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

Shareholders of record at the close of business on May 3, 2010 are entitled to notice of and to vote at the meeting. At the record date, 106,690,195 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned as of January 31, 2010
			Number of Shares		Percent of Total
Walden C. Rhines	63	1993	1,990,009	(1)	2.0
Gregory K. Hinckley	63	2000	1,446,238	(2)	1.4
Sir Peter L. Bonfield	65	2002	94,693	(3)	*
Marsha B. Congdon	63	1991	114,053	(4)	*
James R. Fiebiger	68	1994	167,401	(5)	*
Kevin C. McDonough	60	1999	131,841	(6)	*
Patrick B. McManus	70	2003	119,300	(7)	*
Fontaine K. Richardson	68	1983	148,800	(8)	*

*	Less than 1%

(1)	Includes 1,550,629 shares subject to options exercisable within 60 days of January 31, 2010.

(2)	Includes 1,289,862 shares subject to options exercisable within 60 days of January 31, 2010.

(3)	Includes 73,693 shares subject to options exercisable within 60 days of January 31, 2010.

(4)	Includes 74,800 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 21,000 shares subject to options that become exercisable upon Director resignation.

(5)	Includes 87,400 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

(6)	Includes 74,041 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 37,800 shares subject to options that become exercisable upon Director resignation.

(7)	Includes 63,000 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 37,800 shares subject to options that become exercisable upon Director resignation.

(8)	Includes 88,400 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

Business Experience and Qualifications of Nominees:

Dr. Walden C. Rhines

Dr. Rhines has been Chairman of the Board and Chief Executive Officer of the Company since 2000, and was President and Chief Executive Officer of the Company from 1993 to 2000. He is a director of Triquint Semiconductor, Inc. (manufacturer of semiconductors), and served as a director of Cirrus Logic, Inc. (manufacturer of semiconductors) from 1995 to 2009. Dr. Rhines is currently in his fourth term as chair of the Electronic Design Automation Consortium. He is also a board member of the Semiconductor Research Corporation. He has previously served as chair of the Semiconductor Technical Advisory Committee of the Department of Commerce, and as a member of the board of directors of the Computer and Business Equipment Manufacturers’ Association (CBEMA), SEMI-Sematech/SISA (a semiconductor equipment suppliers board),

University of Michigan National Advisory Council, Lewis and Clark College and SEMATECH. Prior to joining Mentor Graphics, Dr. Rhines was Executive Vice President, Semiconductor Group of Texas Instruments Incorporated from 1987 to 1993. During a 21-year career at Texas Instruments, he held numerous executive and management positions. He was co-inventor of a patented invention that is fundamental to solid state lighting and DVDs.

Dr. Rhines has been our CEO for the past 17 years, has extensive executive management experience, and has deep and broad knowledge of the semiconductor and electronics design industries.

Gregory K. Hinckley

Mr. Hinckley has been President of the Company since 2000, and was Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000. He is a director of Intermec, Inc. (a provider of integrated system solutions), and Super Micro Computer, Inc. (a server board, chassis and server systems supplier); and previously served as a director of Amkor Technology, Inc. (a provider of semiconductor packaging and test services) from 1997 to 2007. Prior to joining Mentor Graphics, Mr. Hinckley was Vice President, and then Senior Vice President, of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997. Prior to that, he held senior officer positions with Bio-Rad Laboratories and Raychem Corporation.

Mr. Hinckley has been our chief operating officer for the past 13 years and has broad business management experience with technology companies.

Sir Peter Bonfield

Sir Peter Bonfield has been an international business advisor since 2002. He served as Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002 and before that served as Chairman and Chief Executive Officer of ICL plc (a UK-based information technology company). Sir Peter is a director of Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services), Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonaktiebolaget LM Ericsson (a telecommunications equipment manufacturer), and Actis LLP (a private equity investor in emerging markets); and is Chairman of the Supervisory Board of NXP Semiconductors (a semiconductor company). He previously served as a director of AstraZeneca PLC (a pharmaceuticals company) from 1995 to 2007. He is a senior advisor to N.M. Rothschild London and a member of the advisory boards of the Longreach Group and New Venture Partners. He has received numerous honors for his contributions to business, including a knighthood.

Sir Peter has extensive international business and CEO experience.

Marsha B. Congdon

Ms. Congdon has been a private investor since 1997. She served as Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997; Chief Executive Officer Oregon for US West Inc. and regional Vice President for US West Inc. from 1992 to 1994, during which time she had operational responsibility for the western half of US West, including Oregon, Washington, Idaho and Utah; and Vice President and Chief Executive Officer US West Inc. Oregon from 1987 to 1992. Ms. Congdon also held executive positions with Directory Publishing Corp., DEX Publishing, AT&T, Northwestern Bell and Pacific Northwestern Bell. She previously served as a director of two publicly traded companies, Bohemia Corp. from 1989 until its merger with Weyerhaeuser Co. in 1991, and US Bank Corporation from 1988 until its merger with First Bank System, Inc. in 1997. She currently serves on the boards of two not-for-profit entities, Jackson Hospital in Miami, Florida and the Aidan O’Neil Foundation. She has served on the boards of the National Multiple Sclerosis Foundation, Marylhurst University, and the Oregon Symphony. She was a founding director of the Oregon Children’s Foundation. She is a past chair of the Economic Development Commissions for each of Oregon and South Dakota. Ms. Congdon has been a guest lecturer at the Kennedy School, Harvard and served as a McKenzie Judge for the Harvard Business Review. In 2009, she was asked by the State Department to chair a strategic planning training session for the University of Phnom Pehn.

Ms. Congdon has extensive executive leadership and board experience with a wide range of profit and not-for-profit companies.

Dr. James R. Fiebiger

Dr. Fiebiger has been a semiconductor industry consultant since 2005. He served as Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) from 1999 to 2004; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; and President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998. Dr. Fiebiger is a director of Actel Corporation (a developer of field programmable gate arrays), Power Integrations, Inc. (a supplier of high-voltage integrated circuits), Pixelworks, Inc. (a fabless semiconductor company) and QLogic Corporation (a developer of semiconductor and board-level products).

Dr. Fiebiger has extensive management experience in the semiconductor industry, and considerable experience as a board member of both hardware and software solutions providers.

Kevin C. McDonough

Mr. McDonough has been President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002. He previously served as President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; and Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997. Mr. McDonough spent 15 years in various semiconductor design and product development roles at Texas Instruments, where he was listed as inventor on 23 patents.

McDonough has CEO experience running a software company serving the electronics design market. He has extensive engineering experience in semiconductor design.

Patrick B. McManus

Mr. McManus has been a private investor since 1987. He was Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987, and Chief Financial Officer of various companies prior to 1984 including Univest, Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation. Earlier in his career, he was controller of the African and Middle East division of Singer Corporation.

Mr. McManus has strong financial credentials that he brings to his role as Chair of our Audit Committee, and broad business experience, including international experience.

Dr. Fontaine K. Richardson

Dr. Richardson has been a private investor since 2000. He was General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000. He has been a director of Network Engines, Inc. (a provider of computer hardware and integration services) since 2002, including four years of service as lead director. Dr. Richardson was a director and co-founder of Applicon Incorporated (an early provider of CAD/CAM hardware and software products). He has been a director of numerous private hardware/software product companies, including Advanced Color Technology, Raster Technologies, Autographix, Meta Graphics, Aries Technology, and Channel Computing.

As a private venture capitalist and longtime director of numerous technology companies, Dr. Richardson has broad industry and business experience.

Vote Required For Approval

Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the current Board of Directors to fill the vacancy.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND SHAREHOLDER ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Leadership, Corporate Governance, Board Independence, Committees and Meetings

The Company’s Board of Directors recognizes that one of its key corporate governance responsibilities is to determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no generally accepted approach to providing Board leadership and that given the fast moving and competitive environment in which we operate, the right Board leadership structure may vary over time. Consistent with this understanding, the independent Directors review the Board’s leadership structure on a periodic basis, including consideration of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board. The Board, which consists of a substantial majority of independent Directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s key Committees—Audit, Compensation and Nominating and Corporate Governance—are comprised entirely of independent Directors.

During fiscal year 2010, the Board adopted Corporate Governance Guidelines (available on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics) which set forth principles regarding the composition of the Board, director selection and independence, and Board committee structure. The Corporate Governance Guidelines also created the position of Lead Independent Director, and Dr. Fiebiger was appointed to that position. The Lead Independent Director, along with the Chairman of the Board, establishes the agenda for regular Board meetings, acts as a formal liaison between the independent Directors and the Chairman to encourage frequent communication and serves as chairman of regular Board meetings when the Chairman is absent. Dr. Rhines currently serves as both Chairman of the Board and Chief Executive Officer, and has served in those roles since 2000. The Board of Directors believes that its current leadership structure, combining an executive chairman with a strong independent lead director and a substantial majority of independent directors, provides the Company with appropriate balance as well as decisive and effective leadership.

The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors hold regularly scheduled meetings chaired by the Lead Independent Director at which only independent directors are present.

The Audit Committee, which consists of Directors Bonfield, Congdon, Fiebiger and McManus, held eight meetings during fiscal year 2010. This committee oversees the accounting and financial reporting processes of the Company and the audits of its financial statements and internal controls over financial reporting; appoints, compensates, retains and oversees the independent auditors; reviews and approves all audit and non-audit services performed by the independent auditors; and meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at http://www.mentor.com/company/investor_relations/charters_ethics/.

The Compensation Committee, which consists of Directors Congdon, McDonough, McManus and Richardson, held six meetings during fiscal year 2010. See “Compensation Discussion and Analysis” below for more information about the Compensation Committee.

The Nominating and Corporate Governance Committee, which consists of Directors Bonfield, Fiebiger, McDonough, and Richardson, held five meetings during fiscal year 2010. The Nominating and Corporate Governance Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics. This Committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary. In selecting or recommending candidates, the Nominating and Corporate Governance Committee applies the factors in our Corporate Governance Guidelines. These factors include personal qualities and characteristics; accomplishments and reputation in the business community; current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; ability and willingness to commit adequate time to Board and Committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and, diversity of viewpoints, background, experience and other demographics. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the Committee or recommended by a shareholder: (1) in the case of incumbent directors, the Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the Committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote. In seeking nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm.

The Board of Directors of Mentor Graphics held seven meetings during fiscal year 2010. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during fiscal year 2010. It is the Company’s practice that directors attend the Company’s Annual Meeting of Shareholders. All of the Company’s directors attended the Company’s 2009 Annual Meeting of Shareholders.

Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Board’s Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and function as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

The Board of Directors and its committees meet in person approximately four times a year, including one meeting that is dedicated primarily to strategic planning. At each of these meetings, our President and Chief Financial Officer, Senior Vice President, World Trade, Vice President, Human Resources, Treasurer and General Counsel, are asked to report to the Board or, when appropriate, specific committees. Additionally, other members of management and employees are regularly requested to attend meetings and present information, including those responsible for our Internal Audit function. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management as well as individual key contributors; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to general updates on the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Dr. Fiebiger, as Lead Director, facilitates communications with the Board of Directors as a whole and is tasked with initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. These practices ensure that important issues affecting the Company are considered in relation to each other and, by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

Director Compensation in Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Sir Peter L. Bonfield	60,000	35,980	0	95,980
Marsha B. Congdon	60,000	0	56,990	116,990
James R. Fiebiger	60,000	0	56,990	116,990
Kevin C. McDonough	60,000	0	56,990	116,990
Patrick B. McManus	70,000	0	56,990	126,990
Fontaine K. Richardson	60,000	0	56,990	116,990

(1)	Represents the grant date fair value of restricted stock awards granted in fiscal year 2010 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date. On June 25, 2009, the date of our 2009 Annual Meeting, director Bonfield was granted a restricted stock award for 7,000 shares. Directors McDonough and McManus each hold unvested restricted stock awards for a total of 4,200 shares. Director Congdon holds unvested restricted stock awards for a total of 9,800 shares. Director Bonfield holds unvested restricted stock awards for a total of 16,800 shares. Directors Fiebiger and Richardson do not hold any restricted stock awards.

(2)	Represents the grant date fair value of options granted in fiscal year 2010 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2010. On June 25, 2009, the date of our 2009 Annual Meeting, directors Congdon, Fiebiger, McDonough, McManus, and Richardson were each granted an option for 21,000 shares. Directors hold outstanding options for the following numbers of shares of our Common Stock: Sir Peter L. Bonfield, 80,893; Marsha B. Congdon, 103,000; James R. Fiebiger, 145,000; Kevin C. McDonough, 119,041; Patrick B. McManus, 108,000; and Fontaine K. Richardson, 146,000.

In fiscal year 2010, each of our non-employee directors (“Outside Directors”) was paid an annual fee of $40,000, which was paid in cash. Members of the Audit, Compensation and Nominating and Corporate Governance Committees were paid an additional $10,000 per year for each committee membership, and the

Audit Committee Chair was paid $10,000 more for serving as Audit Committee Chair. We reimburse directors for all reasonable travel and other expenses incurred in attending Board meetings and Board committee meetings.

The 1987 Non-Employee Directors’ Stock Plan (“1987 Plan”) was adopted in 1987 and most recently amended in 2007 by the Board of Directors and the shareholders. On the date of each Annual Meeting of Shareholders, each Outside Director who served as a director continuously since the prior annual meeting is automatically granted, at the election of the Outside Director, either (a) an option to purchase 21,000 shares of Common Stock or (b) a restricted stock award for 7,000 shares of Common Stock. Any Outside Director elected at the meeting who has not served as a director continuously since the prior Annual Meeting receives a proportionately reduced grant. All options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. All restricted stock awards are initially nontransferable and are released from the transfer restriction over a five-year period, so that 20 percent of the shares are released at the end of each year of the first five years following grant. If a director ceases to be a director for any reason or if there is a change in control of the Company, each option will automatically become exercisable in full for the remainder of its term and each restricted stock award will automatically become vested and not subject to transfer restrictions. For the awards to be made to Outside Directors at this year’s Annual Meeting, the Compensation Committee has determined, as permitted under the 1987 Plan, that restricted stock units will be granted in lieu of restricted stock awards to directors who elect to receive restricted stock. The terms of the restricted stock units will be identical to the terms of restricted stock awards granted to directors in prior years, except that the underlying shares will not be issued until transfer restrictions would have lapsed.

Outside Director Share Ownership Guidelines

To better align the interests of Board members with the interests of shareholders, the Board has adopted share ownership guidelines. Under these guidelines, Outside Directors are expected to achieve ownership of Mentor Graphics Common Stock with a value equal to three times the amount of the annual cash retainer (currently $40,000 resulting in an expected share ownership level of $120,000). Each Outside Director is expected to achieve this level of ownership by April 30, 2011 or within five years of initial election as a director. As of January 31, 2010, all of the Outside Directors, except Dr. Richardson met the share ownership guidelines.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of December 31, 2009 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of January 31, 2010 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	13,599,959	(3)	13.5

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	8,009,635		8.0

FMR, LLC 82 Devonshire Street Boston, MA 02109	6,219,090	(4)	6.2

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent
Walden C. Rhines	1,990,009	(5)	2.0

Gregory K. Hinckley	1,446,238	(6)	1.4

L. Don Maulsby	339,361	(7)	*

Brian M. Derrick	233,175	(8)	*

Alan J. Friedman	0		*

All directors and executive officers as a group (12 persons)	5,003,239	(9)	4.8

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Information provided in Schedules 13G filed by the shareholders.

(3)	Ameriprise Financial, Inc. reported it has shared dispositive power with respect to 13,599,959 shares.

(4)	FMR, LLC, the parent company to Fidelity Management & Research Company, reported it beneficially owns 6,219,090 shares. Of those shares, it has sole voting and dispositive power with respect to 606,400 shares and shared voting and dispositive power with respect to 6,219,090 shares.

(5)	Includes 1,550,629 shares subject to options exercisable within 60 days of January 31, 2010.

(6)	Includes 1,289,862 shares subject to options exercisable within 60 days of January 31, 2010.

(7)	Includes 326,667 shares subject to options exercisable within 60 days of January 31, 2010.

(8)	Includes 221,087 shares subject to options exercisable within 60 days of January 31, 2010.

(9)	Includes 4,038,977 shares subject to options exercisable within 60 days of January 31, 2010. Also includes 197,400 shares subject to options that become exercisable upon resignation of directors who hold such options.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable Nasdaq rules. Currently, the Compensation Committee is comprised of Directors Congdon, McDonough, McManus and Richardson. Director Richardson currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at http://www.mentor.com/company/investor_relations/charters_ethics.

Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also reviews and approves all stock option grants to officers and general managers and the annual stock option grants to all other employees.

During fiscal year 2010, the Compensation Committee retained Hewitt Associates LLC as its independent advisor on compensation matters (the “Consultant”). When the individual consultant providing services to us left Hewitt and joined Exequity LLP, the Compensation Committee retained Exequity to replace Hewitt as the on-going Consultant. The Consultant’s principal role is to provide independent advice to the Compensation Committee on all matters related to executive officer, director and employee compensation and benefit programs. The Consultant reports directly to the chair of the Compensation Committee who directs the Consultant’s work. Commencing in September 2009, the Consultant reviewed all materials provided by management to the Compensation Committee and participated in selected meetings of the Compensation Committee, including executive sessions without management present, providing independent advice to the committee on the matters under consideration. The Consultant conducted a market analysis and presented a report on board compensation practices at the end of the fiscal year.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers include:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive pay (VIP) plan

•	Equity incentive awards—stock options and restricted stock units

•	401(k) matching contributions

•	Severance benefits, including change in control benefits

The executive officers named in the compensation tables of this proxy statement (the “Named Executive Officers”) are:

Walden C. Rhines, Chairman of the Board and Chief Executive Officer

Gregory K. Hinckley, President

L. Don Maulsby, Senior Vice President, World Trade

Brian M. Derrick, Vice President, Corporate Marketing

Alan J. Friedman, Vice President, Human Resources

Philosophy

Our executive compensation philosophy is to promote the achievement of Company performance objectives, ensure that executives’ interests are aligned with stockholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of high technology industry companies that are comparable to us. Also, our philosophy is that the compensation and equity incentives of each executive should be significantly influenced by the executive’s individual performance. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company, and equity incentive awards consisting of stock options and restricted stock units.

Use of Market Benchmark Data

We annually obtain market data on executive compensation from the Radford Executive Survey and the Compensation Committee generally uses this data to help establish base salaries, equity award levels, and VIP target bonus levels. The peer group of companies for which this data has historically been obtained consists of selected software companies which at the time of selection had annual revenues between $500 million and $1.5 billion. Each year our Vice President, Human Resources reviews the peer group, generally only recommending changes to the Compensation Committee if there is a change in status of peer group companies. In fiscal year 2010, this peer group consisted of the following companies:

•	Activision Blizzard, Inc.

•	Altera Corporation

•	Autodesk, Inc.

•	Avid Technology, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	McAfee, Inc.

•	Metavante Technologies, Inc.

•	National Instruments Corporation

•	Novell, Inc.

•	Nuance Communications, Inc.

•	Sybase, Inc.

•	Synopsys, Inc.

•	THQ, Inc.

The peer group was changed in fiscal year 2010 to delete two companies that were either acquired or for which public information ceased to be available. Because the deletion of those two companies reduced the peer group to only 11 companies, the Vice President, Human Resources recommended to the Compensation Committee adding three new companies that fit our peer group criteria (Altera Corporation, Novell, Inc. and Nuance Communications, Inc.) to restore the sample size. The staff of the Vice President, Human Resources analyzes the peer group data and is responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and the Compensation Committee. In fiscal year 2010, the Committee did not consider the comparative performance of the Company and the peer group companies in connection with compensation decisions.

In the last two years, we have also obtained market data from the Radford Executive Survey for a larger survey group consisting of all public technology companies with annual revenues ranging from $500 million to $1.0 billion that were participants in the Radford Executive Survey. We are one of the smallest companies in our peer group based on annual revenues, so this additional data regarding companies closer in size to us has been requested to moderate the overall market data considered by the Compensation Committee. The 58 companies in the survey group considered in fiscal year 2010 are as follows:

Adtran, Inc.	Novell, Inc.
Akamai Technologies, Inc.	Nuance Communications, Inc.
Avid Technology, Inc.	Omnivision Technologies, Inc.
Brooks Automation, Inc.	Open Text Corporation
Ciena Corporation	Plantronics, Inc.
Coherent, Inc.	Polycom, Inc.
Conexant Systems, Inc.	Powerwave Technologies, Inc.
Cubic Corporation	QLogic Corp.
Cypress Semiconductor Corporation	Quantum Corporation
Dolby Laboratories, Inc.	RCN Corporation
Earthlink, Inc.	RealNetworks, Inc.
Electronics For Imaging, Inc.	Red Hat, Inc.
Entegris, Inc.	Resmed, Inc.
F5 Networks, Inc.	RF Micro Devices, Inc.
Foundry Networks, Inc.	Salesforce.com, Inc.
GSI Commerce Inc.	Savvis, Inc.
Harris Stratex Networks, Inc.	Skyworks Solutions, Inc.
Hutchinson Technology Incorporated	Smart Modular Technologies, Inc.
Hypercom Corporation	SunPower Corporation
ICF International, Inc.	SVB Financial Group
Integrated Device Technology, Inc.	The PMI Group, Inc.
Intermec, Inc.	Tibco Software Inc.
Intersil Corporation	Varian, Inc.
Intuitive Surgical, Inc.	VeriFone Holdings, Inc.
Ion Geophysical Corporation	Verigy Ltd.
Investment Technology Group, Inc.	ViaSat, Inc.
L-1 Identity Solutions, Inc.	Vonage Holdings Corp.
Lawson Software, Inc.	WMS Industries Inc.
National Instruments Corporation	Zebra Technologies Corporation

Base Salaries

Base salaries paid to executives are intended to provide competitive fixed pay and allow us to attract and retain highly talented individuals. The Compensation Committee’s general guideline is to target base salaries for executive officers at the 50th percentile of the market data, considering both the peer group and survey group data. In setting and annually adjusting base salaries, the Compensation Committee also considers Company performance and individual performance during the prior year, job responsibilities and individual experience.

The Compensation Committee generally reviews all executive salaries on an annual basis, with salary adjustments becoming effective on August 1 of each year. However, in fiscal year 2010, the Compensation Committee continued the salary freeze imposed on executive officers in the prior year, subject to limited exceptions. This salary freeze was part of the Company’s cost containment efforts for the year. Accordingly, none of the Named Executive Officers received salary increases in fiscal year 2010. Mr. Friedman joined the Company in April 2009 at a starting annual base salary of $300,000, which was the 50th percentile level for his position in our peer group.

Relocation Bonus

As part of the initial compensation package to attract Mr. Friedman to join the Company, we paid him a $125,000 relocation bonus to defray moving expenses and compensate him in part for benefits lost in leaving his former employment. The terms of this bonus provided that if he voluntarily terminated his employment or was terminated with cause before April 20, 2010 (one year after his start date), he would have been required to repay to us a pro-rated portion of this bonus based on the remaining portion of his first year of employment.

Annual Variable Incentive Pay Plan Compensation

The Compensation Committee approves annual performance-based compensation through a Variable Incentive Pay (“VIP”) Plan. The purposes of the annual performance-based compensation are to motivate executive officers to produce higher levels of Company performance, allow them to share in our success, and contribute to a competitive total compensation package. A target bonus, expressed as a percentage of base salary paid during the year, is established for each executive. The Compensation Committee generally reviews these target bonus percentages annually as part of the annual salary review process conducted in the second quarter of each fiscal year, and any adjustments to the bonus percentages take effect on August 1 (the first day of the second half of the fiscal year).

In fiscal year 2010, consistent with the executive officer salary freeze mentioned above, the Compensation Committee did not review bonus percentages and made no adjustments to bonus percentages for any of the Named Executive Officers. Mr. Friedman’s target bonus percentage was established at 50% of base salary upon hiring, which was near the 50th percentile for his position in our peer group.

The Named Executive Officers participate in a corporate-level VIP which in fiscal year 2010 was based 100% on the Company’s overall performance as measured by operating income as adjusted to eliminate special charges, stock-based compensation expense, amortization of intangible assets, accounting changes, and impacts of acquisitions that were not reflected in our business plan for the year. The adjusted operating income level required to earn the 100% target bonus payout was $57.9 million. To earn a 1% threshold bonus payout required adjusted operating income of $43.3 million. Our business plan for fiscal year 2010, which was developed in the uncertain economic environment prevailing at the beginning of the fiscal year, planned for adjusted operating income of $43.2 million, so the VIP program was designed to provide a payout only if our results for the year exceeded plan. There was no maximum payout level, but the payout formula provided that 10% of participants’ target bonuses would be paid for each $1.47 million of adjusted operating income over the plan level of $43.2 million. In fiscal year 2010 we achieved adjusted operating income of $69.2 million, which generated a VIP payout level under the formula described above of 176%. However, based on a recommendation of senior management, and in the interest of providing an appropriate balance between compensation to management and value delivered to shareholders in light of the Company’s performance for the year, the Compensation Committee reduced the corporate-level VIP payout for fiscal year 2010 to 100% of target.

Equity Incentive Awards—Stock Options and Restricted Stock Units

Equity incentive awards are intended to align executive interests with shareholder interests to promote creation of shareholder value, create a strong incentive for sustained long-term value growth by providing a wealth accumulation opportunity, attract and retain highly talented executives, and contribute to a competitive total compensation package. Equity incentive awards are typically granted at the first meeting of the Compensation Committee following the hire of key new employees and annually to a broad group of existing key employees, including executive officers.

Prior to fiscal year 2010, our equity incentive program consisted exclusively of stock options. In fiscal year 2010, the Compensation Committee added restricted stock units as a component of our equity incentive program. Restricted stock units are awards that provide for the issuance of shares as the award vests without payment of any purchase price by the award recipient. In reaching the decision to add restricted stock units, the Compensation Committee considered:

•	information regarding the market trend of public technology companies (including key Company competitors) adding restricted stock units to their equity programs;

•	the ability to provide greater value to employees with fewer shares under restricted stock unit awards as compared to stock options; and

•	that restricted stock units, unlike stock options, retain value and continue to provide meaningful incentives to employees despite declines in the market price of the underlying stock after grant.

To provide an appropriate balance between the value retention of restricted stock units and the greater upside potential of stock options, the Compensation Committee decided, with the advice of the Consultant, that equity incentive awards to executive officers would be split approximately 50/50 in value between restricted stock units and options.

During fiscal year 2010, the Company made an offer to employees holding stock options with exercise prices equal to or greater than $11 per share to exchange those options for restricted stock units. This option exchange offer was approved by shareholders at a special meeting in December 2009 and completed in February 2010. Executive officers were not eligible to participate in the option exchange offer. The option exchange offer was considered to be a replacement for an annual equity award for all employees eligible to participate. Accordingly, the Named Executive Officers were eligible to receive, and did receive, equity incentive awards in fiscal year 2010, while most other Company employees did not receive awards during the year.

The Compensation Committee, with the advice of the Consultant, also adopted a new methodology in fiscal year 2010 for determining the size of annual equity incentive awards based on “long-term incentive values” as commonly reported in compensation surveys. An executive’s long-term incentive value for any year is generally equal to the grant date Black Scholes value of options granted to the executive during the year plus the grant date market price of restricted stock units granted to the executive during the year. Under our new methodology, market survey data is used to determine a market long-term incentive value for each eligible employee – for the Named Executive Officers we used the 50th percentile for their position in our peer group. We then reduced all of these market long-term incentive values by the percentage necessary to reduce the resulting “burn rate” (shares awarded as a percentage of shares outstanding) to an appropriate level; in this case, the market long-term incentive values were all reduced by about 50%. The resulting target long-term incentive values were then allocated 50% to restricted stock unit grants and 50% to option grants, with the number of restricted stock units determined by dividing by $8 per share which was a representative market value based on the trading range of our common stock in early December 2009 when this analysis was completed, and the number of options determined by dividing by $3.21 per share which was a representative Black Scholes value of our options at the time. When Dr. Rhines and Mr. Hinckley were informed of the calculated award levels for themselves, they expressed their preference that, in light of the challenging economic environment, the number of shares covered by their equity incentive awards in fiscal year 2010 should not represent an increase over the equivalent number of shares covered by options granted in the prior year. The Compensation Committee accepted their suggestion and, accordingly, the number of shares covered by options granted in fiscal year 2010 was reduced to 200,000 for Dr. Rhines and 163,750 for Mr. Hinckley, in each case representing one-half of the number of shares covered by options granted in the prior year, and the number of restricted stock units granted was reduced to 80,250 for Dr. Rhines and 65,705 for Mr. Hinckley, in each case calculated by converting one-half of the number of options granted in the prior year into an equivalent number of restricted stock units using the per share values described above.

On December 22, 2009, the grant date for the annual equity awards granted to the Named Executive Officers, the closing market price of our stock was $8.91 per share and the Black Scholes value of options granted was $4.94 per share, both of which were higher than the amounts used in the above-described calculations. Consequently, the actual long-term incentive values of the options and restricted stock units granted to the Named Executive Officers as disclosed in the Summary Compensation Table as a percentage of the peer group by position were 44% for Dr. Rhines, 60% for Mr. Hinckley and 65% for the other Named Executive Officers.

Mr. Friedman received an additional option grant for 75,000 shares at the time he was hired. This amount represented the value needed to attract Mr. Friedman to the role at Mentor.

Annual option grants to executive officers are made in the form of incentive stock options (“ISOs”) to the fullest extent permitted under tax rules, with the balance granted in the form of nonqualified stock options (“NQSOs”). ISOs have potential income tax advantages for executives if the executive disposes of the acquired shares after satisfying certain holding periods. ISO exercises are exempt from Medicare tax, so both the executives and the Company may receive a small cash tax savings as a result of ISO grants. Tax laws provide that the aggregate grant date fair market value of shares underlying ISOs that become exercisable for any employee in any year may not exceed $100,000. Accordingly, each year we generally grant each executive officer ISOs for the maximum number of shares that, when multiplied by the option grant price, does not exceed $100,000. Our standard option vesting schedule of 25% on the first anniversary of the grant date and 1/48th each month thereafter is then applied to the total ISO and NQSO grant made each year, with the ISO portion of each grant generally becoming exercisable in the last part of the four-year vesting period. Our standard vesting schedule for restricted stock units is also a four-year schedule with shares vesting annually rather than monthly so as to avoid the administrative burden of monthly stock issuances and tax withholding.

For stock options granted to executive officers on or after October 9, 2007, we added a provision to the option agreements that will accelerate the vesting of the options if the recipient retires after reaching age 65 with 10 years of service. This provision provides Dr. Rhines and Mr. Hinckley (each of whom is currently age 63) with an additional incentive to remain with the Company through age 65. Restricted stock unit agreements do not include any provision for accelerated vesting on retirement.

401(k) Plan

Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in fiscal year 2010 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Severance Benefits, including Change in Control Benefits

We have provided change in control severance agreements to our executive officers since 1999. In March 2010, the Compensation Committee and the Board of Directors, with the advice of the Consultant, reviewed and approved updated severance agreements designed to be more consistent with current market practices and to address institutional shareholder concerns regarding tax gross-up provisions. Under our executive severance agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 18 months after a change in control of the Company, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. The new agreements also provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control.

The change in control severance benefits are intended to diminish the distraction that executive officers would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive officer’s full dedication and services at all times. The severance benefits absent a change in control are intended to provide certainty regarding executives’ termination benefits when employment is terminated involuntarily and without cause, and to reduce disputes and litigation. Our severance benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help the Company attract, retain and motivate highly talented executive officers.

Change in control benefits generally consist of a lump sum cash payment; acceleration and extension of stock options; restricted stock unit acceleration; health, life and disability insurance continuation; director and officer insurance continuation; relocation expenses, and outplacement services. The lump sum cash payment is equal to three times the sum of base salary plus target bonus for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target bonus for all other Named Executive Officers. Key changes to the change in control provisions approved in March 2010 include:

•	The tax gross-up payment to cover excise taxes on “excess parachute payments” was eliminated.

•

The benefit period for continuation of health, life and disability insurance benefits was shortened for Dr. Rhines and Mr. Hinckley from 36 months to 24 months, shortened for Mr. Maulsby from 30 months to 18 months, and remained at 18 months for all other executive officers.

•	Relocation benefits were eliminated for all executive officers other than Dr. Rhines and Mr. Hinckley.

•	Acceleration of vesting of restricted stock units was added as a benefit.

•

The 12-month period following a change in control in which executives are protected against an involuntary termination of employment was extended to 24 months for Dr. Rhines and Mr. Hinckley and 18 months for all other executive officers.

•	The term of the agreements was extended through March 2015.

Severance agreements absent a change in control generally consist of a lump sum cash payment equal to two times base salary for Dr. Rhines and Mr. Hinckley and one and one-half times base salary for all other Named Executive Officers; a pro-rated bonus payout for the final year of employment; one-year of additional vesting of options and restricted stock units; health, life and disability insurance continuation; and director and officer insurance continuation. Additional details and specific terms of the severance agreements are set forth under “Potential Payments upon Termination or Change in Control—Change in Control Compensation” and “Potential Payments upon Termination or Change in Control—Compensation on Other Involuntary Terminations” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year, excluding any person who, like Mr. Hinckley, served as principal financial officer during the year. In fiscal year 2010, the total salary and VIP bonus for Dr. Rhines exceeded $1,000,000, with the effect that a portion of the compensation paid to him was not deductible. In future years, compensation upon vesting of restricted stock units will also be subject to this $1,000,000 limit on deductible compensation. To address the issue of deductibility of bonus compensation by qualifying such compensation paid to selected officers as “performance-based” under Section 162(m), the Board of Directors adopted our Executive Variable Incentive Plan (the “Executive VIP”), and this plan was approved by the shareholders at our 2007 Annual Meeting. The performance goals under the Executive VIP were not approved before the end of the first quarter of fiscal year 2010, which prevented Dr. Rhines’ bonus compensation for the year from qualifying as “performance-based” under Section 162(m). It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by us to executive officers in fiscal year 2010 were Incentive Stock Options. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

Fontaine K. Richardson, Chair

Marsha B. Congdon

Kevin C. McDonough

Patrick B. McManus

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company to the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers on January 31, 2010 (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Walden C. Rhines	FY2010	659,551			715,028	987,760	758,483	7,350	3,128,172
Chairman of the Board and	FY2009	659,551				1,038,520	0	23,344	1,721,415
Chief Executive Officer	FY2008	640,884				1,935,855	762,845	20,297	3,359,881

Gregory K. Hinckley	FY2010	539,111			585,432	808,729	566,067	7,350	2,506,688
President(5)	FY2009	539,111				850,288	0	26,939	1,416,338
	FY2008	523,853				1,645,477	566,954	22,288	2,758,572

L. Don Maulsby	FY2010	383,790			205,652	283,734	307,032	7,350	1,187,558
Senior Vice President,	FY2009	383,790				197,967	0	31,211	612,968
World Trade	FY2008	376,409				440,945	325,270	36,223	1,178,847

Brian M. Derrick,	FY2010	278,882			77,143	106,431	153,385	7,350	623,191
Vice President Corporate	FY2009	278,882				128,192	19,990	6,900	433,964
Marketing	FY2008	272,242				293,071	200,912	6,783	773,008

Alan J. Friedman,	FY2010	235,384	98,288	(7)	77,143	391,994	117,945	0	920,754
Vice President
Human Resources(6)

(1)	Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2010 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date.

(2)	Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2010.

(3)	Represents annual bonus earned for performance in the applicable year under our variable incentive plan.

(4)	For fiscal year 2010, consists entirely of Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code.

(5)	Mr. Hinckley also served the Company as its principal financial officer during fiscal year 2010.

(6)	Mr. Friedman joined the Company as Vice President, Human Resources on April 20, 2009.

(7)	Represents the portion of the $125,000 relocation bonus paid to Mr. Friedman that vested during fiscal year 2010. See “Compensation Discussion and Analysis—Relocation Bonus.”

Grants of Plan-Based Awards in Fiscal Year 2010

The following table contains information concerning the fiscal year 2010 bonus opportunities for the Named Executive Officers under our variable incentive plan and the restricted stock units and stock options granted to the Named Executive Officers in fiscal year 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares or Units (#)(2)	Option Awards: Number of Shares Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)		ISO(4)	NQSO(5)
Walden C. Rhines		7,585	758,483	—
	12/22/2009				80,250				715,028
	12/22/2009					11,223		8.91	55,428
	12/22/2009						188,777	8.91	932,332
Gregory K. Hinckley		5,661	566,067	—
	12/22/2009				65,705				585,432
	12/22/2009					11,223		8.91	55,428
	12/22/2009						152,527	8.91	753,300
L. Don Maulsby		3,070	307,032	—
	12/22/2009				23,081				205,652
	12/22/2009					11,385		8.91	56,228
	12/22/2009						46,065	8.91	227,506
Brian M. Derrick		1,539	153,385	—
	12/22/2009				8,658			8.91	77,143
	12/22/2009					9,448		8.91	46,662
	12/22/2009						12,102	8.91	59,769
Alan J. Friedman		1,179	117,945	—
	05/04/2009					47,119		7.34	179,406
	05/04/2009						27,881	7.34	106,157
	12/22/2009				8,658				77,143
	12/22/2009					5,388		8.91	26,610
	12/22/2009						16,162	8.91	79,821

(1)	Amounts reported in these columns represent potential bonuses payable for performance in fiscal year 2010 under our variable incentive pay plan, or VIP. The Compensation Committee annually approves target bonus levels as a percentage of base salary. The percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines—115%; Mr. Hinckley—105%; Mr. Maulsby—80%; Mr. Derrick—55%; and Mr. Friedman—50%.

(2)	Amounts reported in this column represent restricted stock units awarded in fiscal year 2010. Restricted stock units become vested for 25% of the shares on each of the first four anniversaries of the grant date, and shares are issued upon vesting. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.”

(3)	The exercise price of stock options granted by the Company is equal to the closing market price of our Common Stock on the grant date. The combined ISO and NQSO granted to each person generally becomes exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Except in the case of new-hire option grants, the ISO portion of each grant generally becomes exercisable at the end of the four-year vesting period. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)	All amounts reported under this heading represent the portion of the annual option grant intended to qualify as an incentive stock option under the Internal Revenue Code. See “Compensation Discussion and Analysis —Stock Option Awards.”

(5)	All amounts reported under this heading represent the portion of the annual option grant that will not qualify as an ISO under the Internal Revenue Code and therefore is a NQSO. See “Compensation Discussion and Analysis—Stock Option Awards.”

(6)	For restricted stock units, represents the grant date fair value of the awards based on the closing market price of the Common Stock of $8.91 per share on December 22, 2009. For stock options, represents the grant date fair value of options granted based on a value of $4.9388 per share for options granted on December 22, 2009 and $3.8075 per share for options granted on May 4, 2009. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining this value are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2010.

Outstanding Equity Awards at January 31, 2010

The following table sets forth the information concerning outstanding options and restricted stock units held by the Named Executive Officers on January 31, 2010.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(7)	Market Value of Shares or Units That Have Not Vested
Walden C. Rhines						80,250	643,605
	0	200,000	(2)	8.9100	12/22/2019
	108,333	291,667	(3)	5.1700	12/11/2018
	126,563	98,437	(4)	15.9600	10/09/2017
	187,500	37,500	(5)	14.1900	09/28/2016
	200,000	0		8.4100	09/26/2015
	150,000	0		11.7400	11/04/2014
	200,000	0		15.2500	10/28/2013
	122,816	0		5.6600	09/25/2012
	160,000	0		18.8400	10/22/2011
	260,000	0		17.8125	10/13/2010

Total	1,515,212	627,604

Gregory K. Hinckley						65,705	526,954
	0	163,750	(2)	8.9100	12/22/2019
	88,698	238,802	(3)	5.1700	12/11/2018
	107,577	83,673	(4)	15.9600	10/09/2017
	157,291	31,459	(5)	14.1900	09/28/2016
	170,000	0		8.4100	09/26/2015
	127,500	0		11.7400	11/04/2014
	170,000	0		15.2500	10/28/2013
	102,816	0		5.6600	09/25/2012
	134,000	0		18.8400	10/22/2011
	202,500	0		17.8125	10/13/2010

Total	1,260,382	517,684

L. Don Maulsby						23,081	185,110
	0	57,450	(2)	8.9100	12/22/2019
	20,651	55,599	(3)	5.1700	12/11/2018
	28,828	22,422	(4)	15.9600	10/09/2017
	34,375	6,875	(5)	14.1900	09/28/2016
	50,157	0		8.4100	09/26/2015
	47,500	0		11.7400	11/04/2014
	67,500	0		15.2500	10/28/2013
	35,625	0		18.8400	10/22/2011
	35,000	0		17.8125	10/13/2010

Total	319,636	142,346

	OPTION AWARDS					STOCK AWARDS
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(7)	Market Value of Shares or Units That Have Not Vested
Brian M. Derrick						8,658	69,437
	0	21,550	(2)	8.9100	12/22/2019
	13,372	36,003	(3)	5.1700	12/11/2018
	19,160	14,903	(4)	15.9600	10/09/2017
	24,479	4,896	(5)	14.1900	09/28/2016
	34,688	0		8.4100	09/26/2015
	24,688	0		11.7400	11/04/2014
	35,000	0		15.2500	10/28/2013
	25,000	0		18.8400	10/22/2011
	20,000	0		17.8125	10/13/2010

Total	196,387	77,352

Alan J. Friedman						8,658	69,437
	0	21,550	(2)	8.9100	12/22/2019
	0	75,000	(6)	7.3400	05/04/2019

Total	0	96,550

(1)	Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)	25% of these shares will become exercisable on December 22, 2010, and 1/48th of these shares will become exercisable on the 22nd day of each month thereafter, becoming fully exercisable on December 22, 2013.

(3)	1/35th of these shares will become exercisable on February 11, 2010 and on the 11th day of each month thereafter, becoming fully exercisable on December 11, 2012.

(4)	1/21st of these shares will become exercisable on February 9, 2010 and on the 9th day of each month thereafter, becoming fully exercisable on October 9, 2011.

(5)	1/8th of these shares will become exercisable on February 28, 2010 and on the 28th day of each month thereafter, becoming fully exercisable on September 28, 2010.

(6)	25% of the shares will become exercisable on May 4, 2010, and 1/48th of these shares will become exercisable on the 4 th day of each month thereafter, becoming fully exercisable on May 4, 2013.

(7)	25% of the shares underlying these restricted stock units will be issued on December 22, 2010 and on each of the next three anniversaries of that date, with the last installment of shares being issued on December 22, 2013.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth information with respect to options that were exercised by Named Executive Officers during fiscal year 2010 and restricted stock units held by Named Executive Officers that vested during fiscal year 2010.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Walden C. Rhines	30,388	20,892	0	0
Gregory K. Hinckley	0	0	0	0
L. Don Maulsby	0	0	0	0
Brian M. Derrick	15,000	23,037	0	0
Alan J. Friedman	0	0	0	0

Equity Compensation Plan Information

The following table provides information as of January 31, 2010 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders. Supplementary information that gives effect to the completion of the Company’s option exchange offer to employees on February 8, 2010 is provided in footnote 5 to the table.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted average exercise price of outstanding options, warrants and rights ($)(1)		(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders(2)	10,356,060	(5)	12.49	(5)	12,320,893
Equity compensation plans not approved by security holders(3)(4)	8,221,672	(5)	13.54	(5)	1,839,031

Total	18,577,732	(5)	12.96	(5)	14,159,924

(1)	Represents the weighted average exercise price of the outstanding options included in column (a); outstanding restricted stock units are not included in the calculation.

(2)	Includes 10,164,626 options and 191,434 restricted stock units outstanding and 4,925,763 shares available for future issuance under the Company’s 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Plan, as well as 7,395,130 shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(3)	All options for shares outstanding and shares available for future issuance shown here are under the Company’s 1986 Stock Plan. The 1986 Stock Plan provides for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally grants options under the 1986 Stock Plan only to persons who are not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(4)	In connection with the acquisitions of LogicVision, Inc. in 2009 and IKOS Systems, Inc. and Innoveda, Inc. in 2002, the Company assumed employee stock options. Of those assumed options, options for a total of 601,404 shares with an average exercise price of $13.50 per share remained outstanding at January 31, 2010. In connection with the acquisition of Valor Computerized Systems Ltd. in March 2010, the Company assumed employee stock options for a total of 2,222,591 shares with an average exercise price of $5.0329 per share. Assumed options are not included in the above table.

(5)

In January 2010, the Company made an offer to employees holding stock options with exercise prices greater than $11 per share to exchange those options for restricted stock units. This option exchange offer was approved by shareholders at a special meeting in December 2009 and completed on February 8, 2010. On February 8, 2010, after giving effect to the option exchange offer, the total number of options outstanding under all of the Company’s equity compensation plans, including the 1982 Stock Option Plan, the Nonqualified Stock Option Plan, the 1987 Non-Employee Directors’ Stock Plan, and the 1986 Stock Plan, as well as the LogicVision, IKOS and Innoveda plans referenced in footnote (4), was 12,021,202 options with a weighted average exercise price of $10.7900 per share and a weighted average remaining term of 5.91 years. Also on February 8, 2010, there were a total of 747,976 granted but unvested full-value awards outstanding under all of the Company’s equity compensation plans, consisting entirely of restricted stock units under the 1982 Stock Option Plan. The number of shares available for future grant under all of the Company’s equity compensation plans did not increase as a result of the option exchange offer, as the excess of options canceled over restricted stock units issued was not returned to the pool of available shares.

Therefore, there were 6,774,325 shares available for future issuance under the Company’s equity compensation plans on February 8, 2010, of which no more than 6,360,520 shares in total could be granted as full-value awards. The number of shares available for future issuance and the number of such shares available for grant as full-value awards by plan on February 8, 2010 were: 1982 Stock Option Plan—4,633,405 shares available, of which 4,252,024 shares were grantable as full-value awards; Nonqualified Stock Option Plan—32,424 shares available, none of which were grantable as full-value awards; 1987 Non-Employee Directors’ Stock Plan—257,571 shares available, all of which were grantable as full-value awards; and 1986 Stock Plan—1,850,925 shares available, all of which were grantable as full-value awards. If the shareholders approve our proposed 2010 Omnibus Incentive Plan at the Annual Meeting, no future grants will be made under the foregoing plans and we will have 10,000,000 shares available for future grants under the 2010 Omnibus Incentive Plan, all of which will be grantable as full-value awards. See “Approval of the 2010 Omnibus Incentive Plan (Proposal No. 3).”

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 18 months after a “change in control” of Mentor Graphics, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. Effective March 11, 2010, we entered into restated severance agreements with our executive officers which made certain changes to our previous severance agreements. See “Compensation Discussion and Analysis—Severance Benefits, including Change in Control Benefits.” In our severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 40% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of Mentor Graphics through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the Board of Directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation or to comply with the other provisions of the severance agreements.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on January 31, 2010 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason, assuming that the restated severance agreements entered into as of March 11, 2010 had been in effect.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Relocation Expenses(6)	Outplacement Services(7)	Total(8)
Walden C. Rhines	$4,254,103	$1,864,174	$643,605	$30,758	$153,711	$297,203	$28,000	$7,271,552
Gregory K. Hinckley	$3,315,534	$1,542,744	$526,954	$31,115	$153,711	$287,166	$28,000	$5,885,224
L. Don Maulsby	$1,036,232	$424,768	$185,110	$17,606	$153,711	$0	$28,000	$1,845,426
Brian M. Derrick	$648,400	$249,304	$69,437	$19,993	$153,711	$0	$28,000	$1,168,784
Alan J. Friedman	$675,000	$172,600	$69,437	$16,686	$153,711	$0	$28,000	$1,115,434

(1)	Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 18 months after a change in control, except that this protection is extended to 24 months for Dr. Rhines and Mr. Hinckley. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum within five days after termination.

(2)	Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 12 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of January 31, 2010 of those options assuming a 12-month remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to 12 months, with the option values for 30-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)	Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s unvested restricted stock units will immediately vest. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on a change in control based on a stock price of $8.02 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2010.

(4)	Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us, but not to the extent similar benefits are provided by a subsequent employer. The insurance benefits continue for 24 months for Dr. Rhines and Mr. Hinckley and for 18 months for all other executive officers. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2010.

(5)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the

Company. The amounts in the table above represent the estimated cost per officer of this coverage under our current director and officer liability insurance policy.

(6)	Relocation Expenses. If cash severance benefits are triggered, the severance agreements for Dr. Rhines and Mr. Hinckley also provide for reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination. The amounts in the table above represent the estimated cost of a typical relocation.

(7)	Outplacement Services. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also require us to provide two years of outplacement services. The amounts in the table above represent the estimated cost of such services.

(8)	Total—Conditional Cap on Change in Control Benefits. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the officer will be paid such reduced benefits. None of the amounts in the above table have been reduced in accordance with this provision.

Compensation on Other Involuntary Terminations

Under the restated severance agreements entered into with each Named Executive Officer as of March 11, 2010, we agreed to provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control. The definitions of “cause” and “good reason” for this purpose are the same as described above under “Change in Control Compensation.”

The following table shows the estimated severance benefits that would have been payable to the Named Executive Officers if, absent any change in control, each officer’s employment had been terminated on January 31, 2010 by us without cause or by the officer for good reason, assuming that the restated severance agreements entered into as of March 11, 2010 had been in effect.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Total
Walden C. Rhines	$1,319,101	$612,520	$160,905	$23,108	$153,711	$2,269,346
Gregory K. Hinckley	$1,078,223	$508,545	$131,745	$23,376	$153,711	$1,895,599
L. Don Maulsby	$575,684	$143,070	$46,283	$17,606	$153,711	$936,355
Brian M. Derrick	$418,323	$85,508	$17,363	$19,993	$153,711	$694,838
Alan J. Friedman	$450,000	$50,932	$17,363	$16,686	$153,711	$688,692

(1)	Cash Severance Benefit. The severance agreements provide for, among other things, cash severance benefits payable by us if, absent any change in control, the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to two times base salary as in effect at the time of the termination. The cash severance payment for all other executive officers is equal to one and one-half times base salary as in effect at the time of the termination. These amounts are payable in a lump sum within five days after termination. The severance agreements require us to make an additional cash payment equal to a pro rata portion of the annual bonus that the officer would have received if the officer had remained employed for the balance of the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the bonus for fiscal 2010 because bonus payments for fiscal 2010 are included in the Summary Compensation Table and no pro rata amounts would have been paid if officers had terminated employment on January 31, 2010.

(2)	Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s outstanding options that would have vested if employment had continued for an additional year, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 6 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options that would have vested on an involuntary termination, the aggregate value as of January 31, 2010 of those options assuming a 6-month remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to 6 months, with the option values for 30-day and 6-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)	Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s unvested restricted stock units that would have vested if employment had continued for an additional year. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on an involuntary termination based on a stock price of $8.02 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2010.

(4)	Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us for 18 months, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2010.

(5)	Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of this coverage under our current director and officer liability insurance policy.

Other Benefits Triggered on Termination due to Death, Disability, or Retirement

As of January 31, 2010, each Named Executive Officer held unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The award agreements governing all unvested restricted stock units provide that upon death or disability the restricted stock unit award shall be vested for at least 50% of the shares covered by the original grant. The aggregate value as of January 31, 2010 of restricted stock units that would have vested if death or disability had occurred on that date, was $321,803 for Dr. Rhines, $263,477 for Mr. Hinckley, $92,555 for Mr. Maulsby, $34,719 for Mr. Derrick and $34,719 for Mr. Friedman, in each case based on a stock price of $8.02 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2010.

As of January 31, 2010, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and (iii) that upon either death or disability the option shall remain exercisable for one year. If death or disability of a

Named Executive Officer had occurred on January 31, 2010, the sum of (i) for outstanding unexercisable options that would have vested, the aggregate value as of January 31, 2010 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to one year, with the option values for 30-day and one-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, for each of the following Named Executive Officers was: Dr. Rhines—$1,107,412 on death and $1,047,401 on disability, Mr. Hinckley—$922,833 on death and $873,709 on disability, Mr. Maulsby—$267,515 on death and $250,277 on disability, Mr. Derrick—$157,685 on death and $151,219 on disability, and Mr. Friedman—$86,313 on death and $67,811 on disability.

The stock option agreements governing options granted on or after October 9, 2007 also provide that the options shall become fully exercisable upon the Named Executive Officer’s retirement and that the standard 30-day period for exercising vested options following termination of employment will be extended to two years after retirement, but not beyond each option’s original 10-year term. Retirement includes any termination of the Named Executive Officer’s employment after such officer has reached age 65 and has been employed by the Company for at least 10 years. These provisions do not apply to options granted prior to October 2007. As of January 31, 2010, no Named Executive Officer was eligible for accelerated vesting under these provisions, but Dr. Rhines and Mr. Hinckley were each 63 years old, and Mr. Friedman was 62 years old, and all three will turn 65 before their options are fully vested. The number of shares covered by currently outstanding options granted on or after October 9, 2007 that will be unvested on the optionee’s 65th birthday and therefore subject to possible acceleration under this provision are 216,671 shares for Dr. Rhines, and 198,452 shares for Mr. Hinckley, and 27,267 shares for Mr. Friedman. To provide some estimate of the value of extending the post-termination exercise period upon retirement from 30 days to two years, if it is assumed that the closing market price of our Common Stock on the optionee’s 65th birthday is the same as it was on the last trading day of fiscal year 2010, then the increase in value of currently outstanding options whose exercise period would be extended upon retirement at age 65, calculated using the Black-Scholes option pricing model for options with 30-day and 2-year remaining terms and with other assumptions consistent with those currently used for valuing our options under accounting guidance applicable to stock-based compensation, would be $797,230 for Dr. Rhines, and $657,340 for Mr. Hinckley, and $160,937 for Mr. Friedman.

APPROVAL OF AMENDMENT TO 1987 RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

(Proposal No. 2)

The Board of Directors has instructed the Company to submit to the shareholders a proposed amendment to Article III of the Company’s 1987 Restated Articles of Incorporation, as amended, that would increase the number of authorized shares of Common Stock of the Company from 200,000,000 shares to 300,000,000 shares. As of February 8, 2010, a total of (a) 100,481,676 shares of Common Stock of the Company were issued and outstanding, (b) 26,988,633 shares of Common Stock were reserved for issuance pursuant to the Company’s stock option and purchase plans (see “Information Regarding Executive Officer Compensation—Equity Compensation Plan Information”) and an outstanding warrant, and (c) 1,379,145 shares of Common Stock were reserved for issuance upon conversion of the Company’s outstanding Floating Rate Convertible Subordinated Debentures due 2023 (the “Floating Rate Debentures”), leaving 71,150,546 unissued and unreserved shares of Common Stock authorized under the 1987 Restated Articles of Incorporation, as amended. An additional 3,225,675 shares are proposed to be reserved under our 2010 Omnibus Incentive Plan subject to shareholder approval under Proposal 3.

If approved, the increased number of authorized shares of Common Stock will provide the Company with the ability to issue shares in connection with stock splits or dividends, financings, employee compensation plans and other general corporate purposes. The shares could be issued from time to time for such purposes as the Board may approve and, unless required by applicable law or Nasdaq rules, no further vote of the shareholders of the Company will be required. The Company has no current plans, proposals or arrangements for the issuance of any of the additional shares to be authorized under this Proposal No. 2.

The authorization of additional shares of Common Stock could have an anti-takeover effect, although that is not the intention of this proposal. For example, without further shareholder approval, the Board of Directors could sell Common Stock in a private transaction to purchasers who would oppose a takeover, thereby potentially preventing a transaction favored by a majority of independent shareholders under which shareholders would have received a premium for their shares over then current market prices. Other existing provisions applicable to the Company that might have a material anti-takeover effect include (a) the Oregon Control Share Act, which under certain circumstances would operate to deprive a person or group that acquires more than 20% of the outstanding Common Stock of voting rights with respect to those shares; (b) the Oregon Business Combination statute, which places restrictions on business combination transactions with persons or groups that own 15% or more of the outstanding Common Stock, unless the transaction is approved by the Board of Directors; (c) provisions of the outstanding Floating Rate Debentures and the Company’s outstanding 6.25% Convertible Subordinated Debentures Due 2026 (the “6.25% Debentures”), of which an aggregate principal amount of $197,272,000 is outstanding, that give holders the right to require the Company to repurchase their Floating Rate Debentures and 6.25% Debentures at face value upon the occurrence of a change of control of the Company; (d) executive severance agreements, which provide severance payments to selected officers and employees if their employment is terminated by the Company without cause or by the employee for good reason within 1-2 years following a change of control of the Company; and (e) provisions of outstanding employee options and restricted stock units that accelerate vesting if employment is terminated by the Company without cause or by the employee for good reason within 1-2 years following a change of control of the Company. The Board has no knowledge of any present efforts to accumulate shares of the Company’s Common Stock in the market or to gain control of the Company, and has no present intention to adopt any other provisions or enter into any other arrangements that would have a material anti-takeover effect.

The additional shares of Common Stock for which authorization is sought would have the same characteristics as the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company.

Vote Required

Adoption of Proposal No. 2 will require that the votes cast in favor of Proposal No. 2 at the Annual Meeting exceed the votes cast against Proposal No. 2. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 2. All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2. MANAGEMENT AND

THE BOARD RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

APPROVAL OF THE 2010 OMNIBUS INCENTIVE PLAN

(Proposal No. 3)

Equity incentive compensation in the form of stock options and, more recently, restricted stock units has always been a key component of our compensation programs, and the Board of Directors believes that the continued ability to grant equity awards is essential to enable the company to attract, retain and motivate key employees and other service providers. The Board of Directors also believes that administration of our equity incentive program can be simplified by consolidating all current outstanding plans into a single plan. Accordingly, the Board of Directors is seeking shareholder approval of the Mentor Graphics Corporation 2010 Omnibus Incentive Plan (the “2010 Plan”) that authorizes for issuance 10,000,000 shares of our common stock in connection with awards granted under the 2010 Plan. The Board of Directors approved the 2010 Plan on March 11, 2010, subject to shareholder approval at the Annual Meeting. The Board of Directors recommends that shareholders approve the 2010 Plan.

If the 2010 Plan is approved by our shareholders, it will replace our four existing equity incentive plans (collectively, the “Prior Plans”), namely, the Mentor Graphics Corporation 1982 Stock Option Plan, the Mentor Graphics Corporation Nonqualified Stock Option Plan, the Mentor Graphics Corporation 1986 Stock Plan and the Mentor Graphics Corporation 1987 Non-Employee Directors’ Stock Plan, all of which would have otherwise remained in effect until terminated by the Board. As of February 8, 2010, 6,774,325 shares of common stock were available for future grants under the Prior Plans. If the 2010 Plan is approved by shareholders, the Prior Plans will terminate so that no new awards may be granted thereunder, and the 2010 Plan will be our only continuing equity incentive plan. However, if a stock option or restricted stock unit previously granted under a Prior Plan expires or terminates without the issuance of some or all of the shares subject thereto, those unissued shares will be available for issuance under the 2010 Plan. As of February 8, 2010, the Company had 11,716,518 stock options outstanding under the Prior Plans with a weighted average exercise price of $10.8227 per share and a weighted average remaining term of 5.93 years, and 747,976 restricted stock units outstanding under the Prior Plans. Expirations and forfeitures of outstanding options are expected to exceed new awards under the Prior Plans between February 8, 2010 and the Annual Meeting, so the number of outstanding options and restricted stock units is not expected to increase before the Annual Meeting.

The following description of the 2010 Plan is a summary, does not purport to be a complete description of the 2010 Plan and is qualified in its entirety by the full text of the 2010 Plan. A copy of the 2010 Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

Description of the 2010 Plan

Purpose

The purpose of the 2010 Plan is to attract, retain and motivate the Company’s employees, non-employee directors, and third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s shareholders.

Administration

The 2010 Plan will be administered by the Compensation Committee. Each member of the Compensation Committee must be an “independent director” under Nasdaq rules, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and a “non-employee director” under Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such requirements may change from time to time.

Under the terms of the 2010 Plan, the Compensation Committee has the authority to, among other things:

•	select eligible individuals to whom awards are granted;

•	determine the types of awards to be granted;

•	determine the terms, conditions and provisions of such awards;

•	interpret and administer the 2010 Plan and any agreements for awards under the 2010 Plan; and

•	make any other determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the 2010 Plan.

Eligibility

Awards may be granted under the 2010 Plan to employees, non-employee directors, and third party service providers of the Company and its affiliates and subsidiaries as selected by the Compensation Committee. As of January 31, 2010, approximately 4,400 employees and 6 non-employee directors would have been eligible to participate in the 2010 Plan had it been approved at such time. The Company does not typically make grants to third party service providers.

Number of Shares Available for Issuance, Award Limits and Adjustments

Subject to adjustment (as described below), the maximum aggregate number of shares of common stock authorized for issuance under the 2010 Plan is 10,000,000 shares. Any shares of common stock that are subject to an award under the 2010 Plan or under Prior Plans will again become eligible for issuance when the award expires, is forfeited, cancelled, or otherwise terminates prior to issuance of the shares. In addition, any shares subject to an award under the 2010 Plan or under Prior Plans that are not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right, or that are used to pay the option price or withholding taxes related to an outstanding award, will again become available for issuance as awards under the 2010 Plan.

Award Limits. No participant may be granted options or stock appreciation rights under the Plan for more than an aggregate of 1,000,000 shares in any fiscal year. The maximum value in cash and shares of common stock payable under all other awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code granted to any one participant in any one fiscal year shall not exceed $5,000,000.

Adjustments. In the event of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger or similar change in capital structure involving our common stock, the Compensation Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended under the 2010 Plan, will substitute or adjust the number or kind of shares of common stock that may be granted pursuant to the 2010 Plan, the maximum number of options and stock appreciation rights that any participant may be granted in any fiscal year, and the exercise prices of and number and kind of shares of common stock subject to outstanding awards.

Types of Awards

The 2010 Plan permits the Company to grant equity-based awards, including (1) incentive and nonqualified stock options; (2) stock appreciation rights; (3) restricted stock, restricted stock units and deferred stock units; (4) performance shares and performance units; and (5) other stock-based awards. The 2010 Plan also permits the Company to grant cash-based awards and dividend equivalents.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of each stock option granted under the 2010 Plan must be at least 100% of the fair market value of a share of the common stock on the date of grant. The closing price of the common stock, as reported on Nasdaq on May 3, 2010, was $9.27 per share. The Compensation Committee will fix the term of each option which may not exceed ten years from the grant date. Each option will vest and become exercisable at such time or times as determined by the Compensation Committee. Options may be exercised, in whole or in part, by payment in full of the exercise price in one or a combination of the following forms of payment: cash or its equivalent; the delivery of common stock already owned by the participant; broker-assisted cashless exercise; or such other method as may be permitted by the Compensation Committee.

Stock Appreciation Rights. The grant price of a stock appreciation right (“SAR”) will be at least 100% of the fair market value of the common stock on the date of grant. Upon the exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. Payment upon the exercise of a SAR will be in cash, shares of common stock, or some combination of cash and shares of common stock as determined by the Compensation Committee. The Compensation Committee may impose any conditions or restrictions on the exercise of a SAR as it deems appropriate. The Compensation Committee will fix the term of each SAR which may not exceed ten years from the grant date.

Restricted Stock, Restricted Stock Units and Deferred Stock Units. Shares of restricted stock, restricted stock units and deferred stock units may be granted under the 2010 Plan. Restricted stock is a grant of shares to a participant subject to forfeiture if vesting conditions are not satisfied. Restricted stock units are similar to restricted stock except that no shares are actually issued to the participant until vesting conditions have been satisfied. Deferred stock units are similar to restricted stock units except that the issuance of shares will be further delayed after vesting as specified in the award agreement. The number of shares subject to an award, the vesting conditions, and any other terms and conditions of awards shall be determined by the Compensation Committee and set forth in the award agreement.

Performance Shares and Performance Units. Performance shares and/or performance units may be granted under the 2010 Plan in such amounts and upon such terms as the Compensation Committee shall determine. With respect to an award of performance shares and/or performance units, the Compensation Committee shall establish performance periods and performance goals. The extent to which performance goals are achieved during the applicable performance period will determine the value and/or the number of performance shares and/or performance units earned by a participant. Payment of earned performance shares and/or performance units will be in cash, shares of common stock, or some combination of cash and shares of common stock, as determined by the Compensation Committee and stated in the award agreement.

Other Stock-Based Awards. Other stock-based or stock-related awards (including, without limitation, the grant or offer for sale of unrestricted shares of common stock or the payment in cash of amounts based on the value of shares of common stock) may be granted in such amounts and subject to such terms and conditions (including, without limitation, performance goals) as determined by the Compensation Committee. Each other stock-based award shall be expressed in terms of shares of common stock or units based on shares of common stock, as determined by the Compensation Committee. Other stock-based awards will be paid in cash or shares of common stock, as determined by the Compensation Committee. If the other stock-based awards are subject to performance goals, the number and/or value of other stock-based awards that will be paid out to the participant will depend on the extent to which the performance goals are met.

Cash-Based Awards. Cash-based awards may be granted in such amounts and subject to such terms and conditions (including, without limitation, performance goals) as determined by the Compensation Committee. Each cash-based award will specify a payment amount or payment range, and will be paid in cash or shares of common stock, as determined by the Compensation Committee. If the cash-based awards are subject to performance goals, the amount of the cash-based award that will be paid out to the participant will depend on the extent to which the performance goals are met.

Dividend Equivalents. With the exception of options and SARs, awards under the 2010 Plan may, in the Compensation Committee’s discretion, earn dividend equivalents with respect to the cash dividends that would have been paid on the shares of common stock covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents shall be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as determined by the Compensation Committee. If dividend equivalents are granted in connection with a performance-based award, no payout of the dividend equivalents shall be made with respect to any portion of the award as to which the performance conditions are not satisfied.

Performance Measures

If the Compensation Committee intends to qualify a performance-based award under the 2010 Plan as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals selected by the Compensation Committee must be based on the achievement of specified levels of one or more of the following performance measures: revenue; bookings; gross profit or margin; operating income or margin; exit rate operating income margin (derived by annualizing the cost of sales and operating expense structure in place at fiscal year-end compared to the actual revenues generated in that fiscal year); earnings before or after taxes, interest, depreciation, and/or amortization; net earnings or net income (before or after taxes); earnings per share; share price (including, but not limited to, growth measures and total stockholder return); operating expenses (including cost reductions); return measures (including return on assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); asset turnover (including days sales outstanding); reduction in leverage; market share; working capital; and economic value added or EVA (net operating profit after tax minus the result of capital multiplied by the cost of capital). To be qualified, the performance goals must be set within the first 90 days of the performance period.

Any of the performance measures specified in the 2010 Plan, or any combination thereof, may be used to measure the performance of the Company or any affiliate and/or subsidiary, as a whole, or any business unit of the Company, or any affiliate and/or subsidiary, as the Compensation Committee deems appropriate. Performance measures may be compared to (i) the performance of a group of comparator companies, (ii) a published or special index that the Compensation Committee deems appropriate, or (iii) other benchmarks approved by the Compensation Committee. The Compensation Committee may also provide for accelerated vesting of any award based on the achievement of performance goals.

The Compensation Committee may provide in any such award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs, executive termination costs or other special charges; extraordinary items (as defined in generally accepted accounting principles or any successor thereto); acquisitions or divestitures, including asset sales; the positive or negative impact of foreign exchange movements; stock-based compensation expense; in-process research and development expense; intangible asset amortization; integration and other one-time expenditures or other adjustments related to acquisitions; acquisition costs; merger costs, including severance, lease and other facility costs of the acquired company; gains or losses associated with either the repurchase or potential settlement of any or all of the Company’s outstanding debt or convertible debt instruments; and/or the positive or negative impacts associated with the implementation of International Financial Reporting Standards.

The Compensation Committee may adjust the amount payable pursuant to an award under the 2010 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code downwards but not upwards.

Change in Control

The Company’s current practice with respect to stock options and restricted stock units granted to employees under the Prior Plans is to provide so-called “double trigger” acceleration upon a change in control of the Company. In general under this provision, the vesting of options and restricted stock units is accelerated if, within one year after a change in control, a participant’s employment is terminated by the Company without cause, by the participant with good reason, or as a result of death or disability. Vesting will also accelerate if the Company is acquired and the acquiring company does not assume outstanding options and restricted stock units. The present intention of the Compensation Committee is to continue under the 2010 Plan the Company’s current practice regarding “double trigger” acceleration upon a change in control.

Repricing Prohibition

The 2010 Plan provides that, unless shareholder approval is obtained, no stock option or SAR may be (1) amended to reduce the exercise price, or (2) canceled in exchange for cash, a similar award with a lower exercise price, or any other award.

Amendment and Termination

Subject to certain exceptions, the Compensation Committee has the authority to amend the 2010 Plan or any outstanding award agreement at any time and from time to time provided that (1) no amendment to the 2010 Plan may be made without approval of the Company’s shareholders if such approval is required under Nasdaq rules or any other applicable laws, rules or regulations, and (2) no amendment of the 2010 Plan or an award agreement shall adversely affect in any material way any award previously granted under the 2010 Plan without the written consent of the participant holding such award. The Board of Directors may terminate the 2010 Plan at any time. Unless sooner terminated by the Board of Directors, the 2010 Plan will terminate on March 10, 2020.

Federal Income Tax Information

The following is a general summary, as of the date of this Proxy Statement, of the United States federal income tax consequences to participants and the Company of grants under the 2010 Plan. This summary is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance for participants in the 2010 Plan.

Incentive Stock Options

A participant will recognize no regular income upon grant or exercise of an incentive stock option. However, the amount by which the market value of shares issued upon exercise of an incentive stock option exceeds the exercise price is included in the participant’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If a participant exercises an incentive stock option and does not dispose of any of the shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain. If an employee disposes of shares acquired upon exercise of an incentive stock option before expiration of either the one-year or the two-year holding period, any amount realized will be taxable as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed a tax deduction either at the time of the grant or exercise of an incentive stock option. Upon any disqualifying disposition by a participant, the Company will generally be entitled to a deduction to the extent the participant realizes ordinary income.

Nonqualified Stock Options

No income is realized by the recipient of a nonqualified stock option until the option is exercised. At the time of exercise of the nonqualified stock option, the participant will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the participant is an employee. Upon sale of shares acquired upon exercise of a nonqualified stock option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

SARs

No income is realized by the recipient of a SAR until the SAR is exercised. At the time of exercise of the SAR, the participant will realize ordinary income, and the Company will generally be entitled to a deduction, equal to the market value of shares or the amount of cash received by the participant. The Company is required to withhold income and employment taxes on such income if the participant is an employee.

Stock and Stock Unit Awards

A participant who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Internal Revenue Code and no Section 83(b) election is made. If the shares are not vested at the time of receipt, the participant will realize taxable income in each year in which a portion of the shares substantially vest, unless the participant elects under Section 83(b) of the Internal Revenue Code within 30 days after the original transfer. The Company generally will be entitled to a tax deduction in the amount includable as income by the participant at the same time or times as the participant recognizes income with respect to the shares. The Company is required to withhold income and employment taxes on such income if the participant is an employee.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year, excluding any person who served as principal financial officer during the year. Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will not be subject to the $1,000,000 limit if the option or stock appreciation right and the plan meet certain requirements. One such requirement is that shareholders approve a per-employee limit on the number of shares as to which options or stock appreciation rights may be granted. The 2010 Plan includes an annual limit of 1,000,000 shares for options or stock appreciation rights granted to any participant. Other requirements are that options be granted by a committee of at least two outside directors and that the exercise price of the option be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if shareholders approve this proposal, compensation received on the exercise of options granted under the 2010 Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Internal Revenue Code if the performance-based award and the plan meet certain requirements. One of these requirements is that shareholders approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in the 2010 Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that if shareholders approve this proposal, compensation received on vesting of performance-based awards granted under the 2010 Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Non-U.S. Income Tax Obligations

The tax obligations for grants to foreign individuals may differ from the U.S. federal income tax obligations summarized above.

New Plan Benefits

The 2010 Plan is intended to be the framework going forward for the continuation of the Company’s existing equity incentive program operated under the Prior Plans. Information regarding stock options and restricted stock units granted in fiscal year 2010 to the Named Executive Officers under the Prior Plans is set forth in the Grants of Plan-Based Awards table above. All executive officers as a group were granted stock options for a total of 551,950 shares and restricted stock units for a total of 191,434 shares under the Prior Plans in fiscal year 2010. Stock options for a total of 313,000 shares were granted under the Prior Plans in fiscal year 2010 to employees who are not executive officers.

The 1987 Non-Employee Directors’ Stock Plan (the “1987 Plan”) is one of the Prior Plans that will terminate if shareholders approve the 2010 Plan. Under the 1987 Plan, on the date of each annual meeting of shareholders, each non-employee director will be automatically granted, at the election of the director, either (a) an option to purchase 21,000 shares of common stock or (b) a restricted stock unit award for 7,000 shares of common stock. If the 2010 Plan is approved by the shareholders, these automatic awards will not be made on the date of the Annual Meeting under the 1987 Plan, but instead the Compensation Committee has approved the grant under the 2010 Plan of identical awards to those that would have been granted under the 1987 Plan. The terms of the annual awards under the 1987 Plan are described in more detail above under “Information Regarding the Board of Directors—Director Compensation in Fiscal Year 2010.”

Vote Required

The affirmative vote of the holders of at least a majority of the Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter is required for adoption of Proposal No. 3. Abstentions will therefore have the same effect as “no” votes in determining whether the proposal is approved. Broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 3. All valid proxies will be voted FOR Proposal No. 3 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 3. MANAGEMENT AND

THE BOARD RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM (Proposal No. 4)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the fiscal year 2011 (ending January 31, 2011), subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

Vote Required

Adoption of Proposal No. 4 will require that the votes cast in favor of Proposal No. 4 at the Annual Meeting exceed the votes cast against Proposal No. 4. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 4. All valid proxies will be voted FOR Proposal No. 4 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 4. MANAGEMENT AND THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

REPORT OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review and discuss the Company’s audited financial statements including management’s annual assessment of and report on internal control over financial reporting. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Marsha B. Congdon

James R. Fiebiger

Sir Peter L. Bonfield

INDEPENDENT AUDITORS

The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit and other professional services rendered in fiscal year 2009 and fiscal year 2010 were as follows:

	FY2009	FY2010
Audit Fees(1)	$2,775,029	$2,230,852
Audit-Related Fees	$0	$0
Tax Fees(2)	$20,514	$758,000
All Other Fees (3)	$1,500	$1,500

(1)	Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements. These amounts include fees necessary to perform the annual and quarterly reviews related to our filings on forms 10-Q and 10-K, the annual attestation on internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, other attestation services, consents, and assistance with and review of, documents filed with the Securities and Exchange Commission.

(2)	Tax Fees represent fees for preparation and review of income tax returns, assistance with audits by taxing jurisdictions and tax consulting services provided regarding accounting and tax issues. For fiscal year 2010 we engaged KPMG as our primary tax service provider. For previous years, we engaged multiple tax service providers.

(3)	All Other Fees represent the annual subscription cost for the use of an accounting research tool.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditors, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal year 2010.

ETHICS POLICIES

The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. Under the Standards of Business Conduct, all employees including executives and officers of the Company are to perform their work guided by the Company’s corporate value of “Win, Ethically.” The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors and the Company’s General Counsel are the Company’s Compliance Officers for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the attention of either of the Compliance Officers. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officers.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com/company. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DIRECTIONS TO THE ANNUAL MEETING

The Annual Meeting will be held at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. From the Portland International Airport, take I-205 South and exit onto I-84 West. At the end of I-84 West, you will reach a junction of I-5 North and South. Take I-5 South toward Salem (to your left). After approximately 15 miles, take exit 286 toward N. Wilsonville/Stafford. Turn left at S.W. Elligsen Road. Turn right at S.W. Parkway Center Drive. Turn left at S.W. Boeckman Road.

From I-5 north, take exit 283 toward Wilsonville. Turn right at S.W. Wilsonville Road. Turn left at S.W. Town Center Loop W. Turn left at S.W. Parkway Center Drive. Turn right at S.W. Boeckman Road.

Once you are in our parking lot, follow signs to the location of the Annual Meeting of Shareholders.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2011 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than April 2, 2011. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than February 3, 2011.

By Order of the Board of Directors

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

June 3, 2010

EXHIBIT A

Mentor Graphics Corporation

2010 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment. Mentor Graphics Corporation, an Oregon corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Mentor Graphics Corporation 2010 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the issuance of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon stockholder approval and shall remain in effect as provided in Section 1.3 hereof.

1.2    Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Non-employee Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of this Plan is to provide a means through which the Company may attract and retain able individuals to become Employees, Non-employee Directors or Third Party Service Providers of the Company. This Plan is intended to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate on March 10, 2020; provided, however, that the term of this Plan shall be extended for ten years following any action by the Board approving an increase in the number of Shares available for issuance under the Plan, which action is subsequently approved within 12 months by the stockholders. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through an interest of more than fifty percent (50%) by reason of stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4    “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may modify the Company’s Award process from time to time in its sole discretion, including by providing for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7    “Cash-Based Awards” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8    “Change of Control” means a situation where any of the following events occur:

(a)    Acquisition of Stock by Third Party. The acquisition by any Person of Beneficial Ownership of 40% or more of either the then-outstanding shares of common stock of the Company or the Outstanding Voting Securities; provided, however, that, for purposes of this Section 2.8(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company;

(b)    Change in Board of Directors. Individuals who, as of the Grant Date of an Award, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Grant Date or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

(c)    Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) all or substantially all of the Persons who were Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities; (ii) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 40% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)    Liquidation. The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale or disposition in one transaction or a series of related transactions); or

(e)    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations and any successor or similar provision.

2.10    “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. Each member of the Compensation Committee or any other such committee must be an “independent director” under NASDAQ rules, an “outside director” for purposes of Code Section 162(m), and a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, as such requirements may change from time to time.

2.11    “Company” means Mentor Graphics Corporation, an Oregon corporation, and any successor thereto as provided in Article 19 herein.

2.12    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13    “Deferred Stock Unit” means an Award granted to a Participant pursuant to Article 8 giving the Participant a contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event.

2.14    “Director” means any individual who is a member of the Board of Directors of the Company.

2.15    “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, the Affiliate, or the Subsidiary on the payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as a contingent worker, independent contractor, consultant, or any employee of a franchise, master distributor, employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company for purposes protected under law including, without limitation, medical leave, leave to care for a family member, maternity- paternity- or adoptive leave, leave for military service or leave to participate in mandatory legal process or (ii) transfers or Company-initiated relocations between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the commencement of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17    “Fair Market Value” or “FMV” means

(a)    A price of a Share that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the

National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value on any day shall be deemed to be equal to the closing price of a Share of the Company’s common stock on NASDAQ on that day or, if that day is not a trading day, on the prior trading day.

(b)    If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for a Share on the day of determination or, if that day is not a trading day, the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(c)    In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the price of a Share as determined by the Committee in such manner as it deems appropriate.

2.18    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.19    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21    “Non-employee Director” means a Director who is not an Employee.

2.22    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.23    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.24    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.26    “Outstanding Voting Securities” shall mean the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

2.27    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.28    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan is intended nor shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.29    “Performance Measures” means measures, as described in Article 12, on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.30    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.31    “Performance Share” means an Award under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals, as described in Article 12, have been achieved.

2.32    “Performance Unit” means an Award under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals, as described in Article 12, have been achieved.

2.33    “Period of Restriction” means the period, if any, when Restricted Stock, Restricted Stock Units or Deferred Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.34    “Person” shall have the meaning ascribed to such term in Section 3(a) (9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.35    “Plan” means the Mentor Graphics Corporation 2010 Omnibus Incentive Plan.

2.36    “Plan Year” means the Company’s fiscal year that begins February 1 and ends January 31.

2.37    “Prior Plans” means the Mentor Graphics Corporation 1982 Stock Option Plan, the Mentor Graphics Corporation Nonqualified Stock Option Plan, the Mentor Graphics Corporation 1986 Stock Plan and the Mentor Graphics Corporation 1987 Non-Employee Directors’ Stock Plan.

2.38    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 under which Shares are actually issued to the Participant on the Grant Date, subject to forfeiture or repurchase during the Period of Restriction.

2.39    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually issued to the Participant on the Grant Date.

2.40    “Share” means a share of common stock of the Company.

2.41    “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7.

2.42    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.43    “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who is a natural person and who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and

Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Authority of the Committee. Subject to any express limitations set forth in the Plan, including, without limitation, the requirements to obtain stockholder approval, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award;

(b)    To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)    To approve forms of Award Agreements for use under the Plan;

(d)    To determine Fair Market Value of a Share in accordance with Section 2.17 of the Plan;

(e)    To amend the Plan or any Award Agreement as provided in the Plan;

(f)    To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern;

(g)    To authorize any person to execute on behalf of the Company any instrument required to grant an Award previously granted by the Committee;

(h)    To determine whether Awards will be settled in Shares, cash, or in any combination;

(i)    To determine whether Awards will be adjusted for dividend equivalents, meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant;

(j)    To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(k)    Subject to Section 17.1(b), to authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards;

(l)    To impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including, without limitation, (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(m)    To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of Shares.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Authorized and Available for Awards. Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of Shares authorized and available for issuance under the Plan shall be 10,000,000, plus the number of Shares subject to outstanding stock options or restricted stock units under the Prior Plans as of the date of stockholder approval of this Plan that thereafter expire or terminate without issuance of the Shares. In connection with approving this Plan, the Board of Directors has approved a resolution that, effective upon receipt of stockholder approval of this Plan, any Shares available for issuance under the Prior Plans that are not subject to outstanding awards under the Prior Plans will no longer be available for issuance under the Prior Plans.

4.2    Shares Available for Issuance. Shares covered by an Award shall be counted as used only to the extent they are issued. Any Shares related to Awards under this Plan or under Prior Plans that terminate by expiration, forfeiture (including through repurchase of the Shares at original cost), cancellation, or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. In addition, any Shares that are not issued or delivered as a result of the net settlement of an outstanding SAR or Option under this Plan or Prior Plans, and any Shares withheld or used to pay the Option Price or withholding taxes related to an outstanding Award under this Plan or Prior Plans, shall be available again for grant under this Plan. Cash-Based Awards, Performance Units and any other Awards that are not settled by issuance of Shares shall not reduce the Shares available for issuance under the Plan.

4.3    Annual Award Limits. No Participant may be granted Options or SARs under the Plan for more than an aggregate of 1,000,000 Shares in an Plan Year, as may be adjusted pursuant to Section 4.4. The maximum dollar amount payable under all Performance Unit Awards and Cash-Based Awards that are intended to qualify as Performance-Based Compensation plus the maximum value of Shares under all Performance Share Awards and Other Stock-Based Awards that are intended to qualify as Performance-Based Compensation, in the aggregate, granted to any one Participant in any one Plan Year shall not exceed $5,000,000; for this purpose, the value of Shares shall be the FMV of the Shares on the Grant Date of the applicable Award.

4.4    Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)    In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards; provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.

(b)    The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c)    Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits either under this Plan or outside of this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422, 424 and 409A, as and where applicable.

Article 5. Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Non-employee Directors, and Third Party Service Providers.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form and using a means specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price, as specified in the Award Agreement. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)    in cash or its equivalent;

(b)    by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)    by a cashless (broker-assisted) exercise;

(d)    by any combination of (a), (b) and (c); or

(e)    any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s). Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.7    Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an ISO granted to a Participant shall be subject to the following rules:

(a)    Special ISO Definitions:

(i)    “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)    “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)    A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)    Eligible employees. ISOs may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary (as permitted under Code Sections 422 and 424).

(c)    Specified as an ISO. The Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)    Option price. The Option Price of an ISO granted under the Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must at least equal one hundred percent (100%) of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of a 10% owner, the Option Price may not be not less than 110% of such Fair Market Value).

(e)    Right to exercise. Any ISO granted to a Participant under the Plan shall be exercisable during his or her lifetime solely by such Participant or, in the event of the Participant’s death, by his estate or heirs (as permitted under Code Section 422(b)(5)).

(f)    Exercise period. The period during which a Participant may exercise an ISO shall not exceed ten (10) years (five (5) years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)    Dollar limitation. To the extent that the aggregate Fair Market Value of (a) the Shares with respect to which Options designated as Incentive Stock Options plus (b) the shares of stock of the Company, Parent Corporation, and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and any Affiliate and Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, (a) Options shall be taken into account in the order in which they were granted, and (b) the Fair Market Value of the Shares shall be determined as of the time the Incentive Stock Options were granted.

(h)    Notification of disqualifying disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within thirty (30) days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(i)    Transferability. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution (as permitted under Code Section 422(b) (5)); provided, however, at the discretion of the Committee, an ISO may be transferred to a grantor trust under which the Participant making the transfer is the sole beneficiary.

Article 7. Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be awarded to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

7.2    Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Grant Date.

7.3    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4    Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.5    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6    Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)    the number of Shares with respect to which the SAR is exercised.

7.7    Form of Payment. Payment, if any, with respect to an SAR settled in accordance with Section 7.6 of the Plan shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares, or a combination thereof, as the Committee determines.

7.8    Other Restrictions. The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock, Restricted Stock Units and Deferred Stock Units

8.1    Grant of Restricted Stock, Restricted Stock Units or Deferred Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may award Shares of Restricted Stock, Restricted Stock Units and/or Deferred Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually issued to the Participant until the Period of Restriction has expired and any other performance-based or other vesting conditions have been satisfied. Deferred Stock Units shall be similar to Restricted Stock Units except that the issuance of Shares shall be further delayed after vesting as specified under the terms of the Award.

8.2    Restricted Stock, Restricted Stock Unit or Deferred Stock Unit Agreement. Each Restricted Stock, Restricted Stock Unit and/or Deferred Stock Unit award shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee shall determine.

8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock, Restricted Stock Units or Deferred Stock Units awarded pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific performance goals, as provided for in Article 12, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted

Stock, Restricted Stock Units or Deferred Stock Units. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units and Deferred Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Mentor Graphics Corporation 2010 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Mentor Graphics Corporation.

8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock awarded hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units awarded hereunder until Shares are issued.

Article 9. Performance Units/Performance Shares

9.1    Award of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may award Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall, in its sole discretion, set performance goals, as provided for in Article 12. The extent to which the performance goals are met will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3    Value of Cash-Based Awards or Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may, in its sole discretion, establish performance goals, as provided for in Article 12. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards and/or the amount of the Cash-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards or Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

Article 11. Transferability of Awards and Shares

11.1    Transferability of Awards. Except as provided in Section 11.2, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relation order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 11.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

11.2    Committee Action. Except as provided in Section 6.7(i), the Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value without stockholder approval.

11.3    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 12. Performance Measures

12.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)    revenue;

(b)    bookings;

(c)    gross profit or margin;

(d)    operating income or margin;

(e)    exit rate operating income margin (derived by annualizing the cost of sales and operating expense structure in place at fiscal year-end compared to the actual revenues generated in that fiscal year);

(f)    earnings before or after taxes, interest, depreciation, and/or amortization;

(g)    net earnings or net income (before or after taxes);

(h)    earnings per share;

(i)    share price (including, but not limited to, growth measures and total stockholder return);

(j)    operating expenses (including cost reductions);

(k)    return measures (including return on assets, capital, invested capital, equity, sales, or revenue);

(l)    cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(m)    asset turnover (including days sales outstanding);

(n)    reduction in leverage;

(o)    market share;

(p)    working capital; and

(q)    economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any of the above Performance Measure(s), or any combination thereof, may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate, as the Committee may deem appropriate. Performance Measures may be compared to (i) the performance of a group of comparator companies, (ii) a published or special index that the Committee, in its sole discretion, deems appropriate, and/or (iii) other benchmarks approved by the Committee. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals.

12.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events or income or expense items that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, executive termination costs or other special charges, (e) extraordinary items as defined by generally accepted accounting principles or any successor there to, (f) acquisitions or divestitures, including asset sales, (g) the positive or negative impact of foreign exchange movements, (h) stock-based compensation expense, (i) in-process research and development expenses, (j) intangible asset amortization, (k) integration and other one-time expenditures or other adjustments related to acquisitions, (l) acquisition costs, (m) merger costs, including severance, lease and other facility costs of the acquired company, (n) gains or losses associated with either the repurchase or potential settlement of any or all of the Company’s outstanding debt or convertible debt instruments issued by the Company from time to time, and (o) the positive or negative impacts associated with the implementation of International Financial Reporting Standards (“IFRS”). To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3    Adjustment of Performance-Based Compensation. Subject to Section 12.4, Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4    Committee Discretion. In the event that applicable tax or securities laws or regulations or court or regulatory decisions change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on Shares that are subject to a NQSO, ISO, or SAR Award, and if any Award for which dividend equivalents have been granted has its vesting dependent upon the achievement of one or more Performance Measures, then the dividend equivalents shall accrue and only be paid to the extent the Award becomes vested.

Article 14. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 15. Rights of Participants

15.1    Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company, its Affiliates, and/or its Subsidiaries at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment or service as a Non-employee Director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

15.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3    Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Change of Control

16.1    Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 16 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)    Outstanding Options and SARs exchanged for Replacement Awards. Upon a Change of Control, if an award meeting the requirements of Section 16.2 (a “Replacement Award”) is provided to a Participant to replace the Participant’s then outstanding Options or Stock Appreciation Rights (the “Replaced Award”), then the Replaced Award shall be deemed cancelled and shall have no further force or effect and the Company shall have no further obligation with respect to the Replaced Award.

(b)    Outstanding Options and SARs not exchanged for Replacement Awards. Upon a Change of Control, to the extent a Participant’s then-outstanding Options and Stock Appreciation Rights are not exchanged for Replacement Awards as provided for in paragraph (a) above, then such Options and Stock Appreciation Rights may become fully vested and exercisable if approved by the Committee or provided for in the Award Agreement.

(c)    Service-Based Outstanding Awards other than Options and SARs. Upon a Change of Control, all then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate may vest in full and be free of restrictions related to the vesting or transferability of such Awards if approved by the Committee or provided for in the Award Agreement.

(d)    Other Awards. Upon a Change of Control, the treatment of then-outstanding Awards not subject to subparagraphs (a), (b) or (c) above shall be determined by the terms and conditions set forth in the applicable Award Agreement.

(e)    Committee discretion regarding treatment of Awards not exchanged for Replacement Awards. Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion, (i) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a Share in connection with such transaction and the purchase price per Share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefore or (ii) provide that the period to exercise Options or Stock Appreciation Rights granted under the Plan shall be extended (but not beyond the expiration date of such Option or Stock Appreciation Right).

16.2    Replacement Awards. An award shall qualify as a Replacement Award if: (i) it has a value in the aggregate at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or of another entity that is affiliated with the Company or of its successor following the Change of Control; and (iii) its other terms and conditions are in the aggregate not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

Article 17. Amendment and Termination

17.1    Amendment and Termination of the Plan and Award Agreements.

(a)    Subject to subparagraphs (b) and (c) of this Section 17.1 and Section 17.3 of the Plan, the Board may at any time terminate the Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend the Plan or an outstanding Award Agreement.

(b)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of an outstanding Award may not be amended to reduce the Option Price of outstanding Options or to reduce the Grant Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or options or SARs with an Option Price or Grant Price, as applicable, that is less than the Option Price of the cancelled Options or the Grant Price of the cancelled SARs without stockholder approval.

(c)    Notwithstanding the foregoing, no amendment of this Plan shall be made without stockholder approval if stockholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations or the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

17.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 12.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 17.2 without further consideration or action.

17.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 17.2, 17.4, or 20.14, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under the Plan without further consideration or action.

Article 18. Withholding

18.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

18.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award

(collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1    Forfeiture Events.

(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)    The Committee may specify in an Award Agreement that, if any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Company may recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. Unless otherwise specified in the Award Agreement, the amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company, an Affiliate, or any Subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

20.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

20.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such national securities exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

20.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)    obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)    completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9    Participants Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Non-employee Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)    determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)    determine which Employees, Non-employee Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)    modify the terms and conditions of any Award granted to Employees, Non-employee Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)    establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, and any such subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)    take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid them in meeting their obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.14    Deferred Compensation.

(a)    The Committee may grant Awards under the Plan that provide for the deferral of compensation within the meaning of Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)    Notwithstanding any provision of the Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform the Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 20.14(b) without further consideration or action.

20.15    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Oregon, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Oregon to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

20.18    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

20.19    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

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MENTOR GRAPHICS CORPORATION

Annual Meeting, July 1, 2010

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Mentor Graphics Corporation on July 1, 2010 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

(Continued and to be signed on the reverse side.)

■		14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

MENTOR GRAPHICS CORPORATION

July 1, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.mentor.com/company/investor_relations/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

■	20830330000000000000 5	070110

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Peter L. Bonfield O Marsha B. Congdon O James R. Fiebiger O Gregory K. Hinckley O Kevin C. McDonough O Patrick B. McManus O Walden C. Rhines O Fontaine K. Richardson		2. Proposal to amend Article III of the Company’s 1987 Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000.	☐	☐	☐
			3. Proposal to approve the Company’s 2010 Omnibus Incentive Plan.	☐	☐	☐
			4. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2011.	☐	☐	☐
MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF EACH OF THE ABOVE MEASURES.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSALS NOS. 2, 3 AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE JULY 1, 2010.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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